Exhibit 99.1

Contacts:	David L. Kerr	Amy Bobbitt
	Senior Vice President — Corporate Development	Senior Vice President & Chief
	713.386.1420	Accounting Officer
	dkerr@comsys.com	480.777.6680
abobbitt@comsys.com
COMSYS IT PARTNERS, INC. REPORTS 2009 SECOND QUARTER RESULTS
HOUSTON, TX (July 29, 2009) — COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading provider of information technology staffing and consulting services, today announced its financial results for the second quarter ended June 28, 2009.
Second Quarter 2009 Financial Results
•	Revenue was $156.8 million, down 14.8% from $184.1 million during the second quarter of 2008. On an acquisition-adjusted basis (i.e. including the acquisitions made in the prior year on a pro forma basis), revenue declined by 16.7% from the prior-year period.

•	Revenue declined sequentially from $162.7 million in the first quarter of 2009. The decline of 3.6% was an improvement over the sequential declines in the prior three quarters.

•	Net income was $2.4 million, or $0.11 per common share, down from $6.2 million, or $0.30 per common share, in the second quarter of 2008.

•	Results for the second quarter of 2009 also included previously announced restructuring charges of approximately $0.3 million. Excluding these charges, net income in the quarter would have been $2.7 million, or $0.13 per common share.

•	EBITDA, excluding restructuring costs, in the second quarter of 2009 was $6.0 million compared with $10.5 million in the second quarter of 2008 and $4.9 million in the first quarter of 2009. EBITDA, excluding restructuring costs, is a non-GAAP measure defined below.

•	Excess availability under COMSYS’ revolving credit facility at the end of the second quarter was $56.8 million.
Year-to-Date 2009 Financial Results
•	Revenue was $319.5 million in the first six months of 2009, down 13.1% from $367.4 million during the first six months of 2008. On an acquisition-adjusted basis (i.e. including the acquisitions made in the prior year on a pro forma basis), revenue declined by 14.8% from the prior-year period.

•	Net income was $0.5 million in the first six months of 2009, or $0.02 per common share, down from $11.3 million, or $0.55 per common share, in the first six months of 2008.

•	Results for the first six months of 2009 also included previously announced restructuring charges of approximately $3.9 million. Excluding these charges, net income in the period would have been $4.5 million, or $0.21 per common share.

•	EBITDA, excluding restructuring costs, in the first six months of 2009 was $10.9 million compared with $20.4 million in the first six months of 2008.
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CITP Reports 2009 Second Quarter Results

July 29, 2009
“Our operations are performing well in this challenging environment and we are pleased with the progress we continue to make against a number of our longer-term priorities,” said Larry L. Enterline, COMSYS Chief Executive Officer. “With our strong balance sheet and liquidity and our improved performance against our peers, we have chosen to make a number of selected investments in TAPFIN, our healthcare and government verticals, and other parts of our business at a time when many others are focused primarily on defensive cost cutting. We are not expecting to see dramatic results from any of those efforts until the broader economy improves; but, we are confident that we are strengthening our competitive position during this difficult period and optimistic about the opportunities that we are creating for COMSYS in the next expansion.”
Enterline added, “As always, I would like to thank our operations leaders and their staffs for their ongoing strong efforts. Their continued focus and dedication will ensure that we continue to meet our clients’ needs in this difficult environment.”
Amy Bobbitt, COMSYS Senior Vice President and Chief Accounting Officer, commented, “Billable hours in the second quarter were down overall versus last year, but the rate of decline in our average weekly billable hours since the beginning of May has slowed. On a sequential basis, after eliminating the impact of higher payroll taxes in the first quarter this year, gross margin improved by 50 basis points over the first quarter of 2009. This increase resulted from improved management of pay rates and lower reimbursable expense revenue, partially offset by lower fee income from permanent placement and vendor management services.“
Bobbitt continued, “Our debt at the end of the quarter was $52.2 million, a decrease from $60.0 million at the end of the first quarter of 2009. We expect to further reduce our debt balance through the remainder of 2009.”
Selected operating data and reconciliations of non-GAAP financial measures to GAAP results for the second quarter ended June 28, 2009, are included below.
Conference Call Information
COMSYS will host a conference call tomorrow (July 30) at 10:00 a.m. Eastern time to discuss the quarterly financial results. The conference call-in number is (913) 981-5578 and the confirmation number is 1149877. The call will also be web cast live at www.comsys.com and www.earnings.com and replayed for 30 days at www.comsys.com. A seven-day telephonic replay of this conference call will be available by dialing (719) 457-0820. Callers should use the pass code 1149877 to gain access to the replay, which will be available through the end of the day on August 6, 2009.
About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading IT services company with 50 offices across the U.S. and offices in Puerto Rico, Canada and the U.K. COMSYS service offerings include contingent and direct hire placement of IT professionals and a wide range of technical services and solutions addressing requirements across the enterprise. TAPFIN Process Solutions delivers critical management solutions across the resource spectrum from contingent workers to outsourced services.
Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect our plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates
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CITP Reports 2009 Second Quarter Results

July 29, 2009
and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, including:
•	economic declines that affect our business, including our profitability, liquidity or the ability to comply with applicable loan covenants;

•	the financial stability of our lenders and their ability to honor their commitments related to our credit agreements;

•	whether governments will amend existing regulations or impose additional regulations or licensing requirements in such a manner as to increase our costs of doing business or restrict access to qualified technology workers;

•	the risk of increased tax rates;

•	adverse changes in credit and capital markets conditions that may affect our ability to obtain financing or refinancing on favorable terms or that may warrant changes to existing credit terms;

•	the financial stability of our customers and other business partners and their ability to pay their outstanding obligations or provide committed services;

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	the impact of competitive pressures on our ability to maintain or improve our operating margins, including pricing pressures as well as any change in the demand for our services;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	our success in attracting, training, retaining and motivating billable consultants and key officers and employees;

•	our ability to shift a larger percentage of our business mix into IT solutions, project management and business process outsourcing and, if successful, our ability to manage those types of business profitably;

•	weakness or reductions in corporate information technology spending levels;

•	our ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market;

•	increases in employment-related costs such as healthcare and unemployment taxes;

•	the possibility of our incurring liability for the activities of our billable consultants or for events impacting our billable consultants on our clients’ premises;

•	the risk that we may be subject to claims for indemnification under our customer contracts;

•	the risk that cost cutting or restructuring activities could cause an adverse impact on certain of our operations; and

•	adverse changes to management’s periodic estimates of future cash flows that may affect our assessment of our ability to fully recover our goodwill.
Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this report are not guarantees of future performance, and we cannot assure any reader that those statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to various factors, including the factors listed in this section and the “Risk Factors” section contained in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this report. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
CITP_F
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CITP Reports 2009 Second Quarter Results

July 29, 2009
COMSYS IT PARTNERS, INC.
OPERATING DATA, SUPPLEMENTAL CASH FLOW INFORMATION AND NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT OPERATING DATA)

	Three Months Ended
	June 28,	March 29,	June 29,
	2009	2009	2008

Operating Data:

Billing days	64	64	64
Billable hours	2,050,677	2,092,521	2,294,540
Revenue per billing day, excluding reimbursable expense revenue (in thousands)	$2,408	$2,490	$2,801
Average bill rate	$70.84	$71.63	$74.02
Gross margin	24.5%	23.4%	24.4%
Effective tax rate	6.1%	(7.7%)	4.6%
DSO	43	44	50
Average daily net debt balance (in millions)	$59.8	$57.9	$82.6

	Three Months Ended
	June 28,	March 29,	June 29,
	2009	2009	2008

Supplemental Cash Flow Information:

Net cash provided by (used in) operating activities	$8,637	$(6,748)	$2,629
Stock-based compensation	$904	$867	$1,183
Capital expenditures	$251	$439	$2,143

	Three Months Ended			Six Months Ended
	June 28,	March 29,	June 29,	June 28,	June 29,
	2009	2009	2008	2009	2008

Non-GAAP Financial Measures:

EBITDA, excluding restructuring costs:
GAAP net income (loss)	$2,386	$(1,871)	$6,212	$515	$11,316
Depreciation and amortization	2,050	2,074	1,898	4,124	3,718
Restructuring costs	321	3,620	—	3,941	—
Interest expense, net	1,126	952	1,279	2,078	2,882
Other income, net	(67)	(105)	(172)	(172)	(225)
Income tax expense	216	243	1,324	459	2,742

EBITDA, excluding restructuring costs	$6,032	$4,913	$10,541	$10,945	$20,433

EBITDA, excluding restructuring costs, as a % of GAAP revenue	3.8%	3.0%	5.7%	3.4%	5.6%
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). We believe EBITDA, excluding restructuring costs, to be relevant and useful information to our investors in assessing our financial operating results as these measures are used by our management in evaluating our financial performance, liquidity, our ability to service debt and fund capital expenditures. However, these measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles, and may not be comparable to similarly titled measures reported by other companies. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.
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CITP Reports 2009 Second Quarter Results

July 29, 2009
COMSYS IT PARTNERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Six Months Ended
	June 28,	March 29,	June 29,	June 28,	June 29,
	2009	2009	2008	2009	2008

Revenues from services	$156,765	$162,694	$184,064	$319,459	$367,447
Cost of services	118,386	124,598	139,232	242,984	277,959

Gross profit	38,379	38,096	44,832	76,475	89,488

Operating costs and expenses:
Selling, general and administrative	32,347	33,183	34,291	65,530	69,055
Restructuring costs	321	3,620	—	3,941	—
Depreciation and amortization	2,050	2,074	1,898	4,124	3,718

	34,718	38,877	36,189	73,595	72,773

Operating income (loss)	3,661	(781)	8,643	2,880	16,715
Interest expense, net	1,126	952	1,279	2,078	2,882
Other income, net	(67)	(105)	(172)	(172)	(225)

Income (loss) before income taxes	2,602	(1,628)	7,536	974	14,058
Income tax expense	216	243	1,324	459	2,742

Net income (loss)	$2,386	$(1,871)	$6,212	$515	$11,316

Net income (loss) per common share:
Basic	$0.11	$(0.09)	$0.31	$0.02	$0.56
Diluted	$0.11	$(0.09)	$0.30	$0.02	$0.55

Weighted average shares outstanding:
Basic	19,796	19,774	19,592	19,785	19,585
Diluted	19,796	19,774	20,636	19,785	20,628
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CITP Reports 2009 Second Quarter Results

July 29, 2009
COMSYS IT PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)

	June 28,	December 28,
	2009	2008

Assets
Current assets:
Cash	$1,771	$22,695
Accounts receivable, net of allowance of $3,554 and $3,232, respectively	182,333	202,297
Prepaid expenses and other	3,518	3,116
Restricted cash	2,486	2,489

Total current assets	190,108	230,597

Fixed assets, net	14,937	16,596
Goodwill	88,962	89,064
Other intangible assets, net	10,173	11,962
Deferred financing costs, net	3,002	1,175
Restricted cash	308	308
Other assets	1,144	1,478

Total assets	$308,634	$351,180

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$128,072	$156,528
Payroll and related taxes	25,872	25,975
Interest payable	248	337
Other current liabilities	9,787	9,728

Total current liabilities	163,979	192,568

Long-term debt	52,174	69,692
Other noncurrent liabilities	6,827	5,435

Total liabilities	222,980	267,695

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.01; 95,000,000 shares authorized and 20,816,746 shares outstanding; 95,000,000 shares authorized and 20,465,028 shares outstanding, respectively	207	203
Common stock warrants	1,734	1,734
Accumulated other comprehensive loss	(182)	(90)
Additional paid-in capital	229,102	227,360
Accumulated deficit	(145,207)	(145,722)

Total stockholders’ equity	85,654	83,485

Total liabilities and stockholders’ equity	$308,634	$351,180

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